EMPLOYMENT AGREEMENT

                                                              May 2, 2000


Mr. Joseph J. Corasanti
310 Broad Street
Utica, New York 13501

Dear Mr. Corasanti:

         In consideration of the mutual promises herein contained, CONMED Corporation, a New York corporation (hereinafter the "Company"), and you hereby agree that you will be employed by the Company on the following terms and conditions:

1.       Employment.
         ----------

         The Company hereby agrees that you will be employed to serve as the President and Chief Operating Officer of the Company during the term of employment set forth in Section 2 of this Agreement. You hereby agree to serve as President and Chief Operating Officer of the Company during such term of employment.

2.       Term of Employment.
         ------------------

         Subject to the provisions for early termination pursuant to Section 5 of the Agreement, your term of employment under this Agreement shall be for a period beginning January 1, 2000 and ending December 31, 2004.

3.       Duties During Term of Employment.
         --------------------------------

         During your term of employment under this Agreement, you shall devote your full business time and attention and all reasonable efforts to the affairs of the Company and its subsidiaries and affiliates and shall perform such executive and administrative duties for the Company and subsidiaries and affiliates as you may be called upon to perform, from time to time, by the Board of Directors of the Company (the "Board").

4.       Compensation and Benefits.
         -------------------------

(a)      Base Annual Salary.
         ------------------

         The Company shall pay to you during your term of employment under this Agreement a base annual salary at the rate of at least $200,000 per year, payable in equal weekly installments during each year of your term of employment. It is understood that the Board of Directors of the Company may in its discretion review from time to time your base annual salary and in its discretion may from time to time increase your base annual salary and/or grant bonuses if it determines that circumstances justify any such increase and/or bonuses.

(b)      Deferred Compensation.
         ---------------------

         In addition to your base annual salary, the Company shall establish a deferred compensation account on your behalf, which shall be credited with the amount of $100,000 on December 31, 2000 and on each subsequent December 31 during the term of this Agreement. This account shall also be credited on December 31, 2001 and each December 31 thereafter with an amount equal to interest on the amount outstanding in the account on the day prior to such December 31 at the rate of 10% per annum. Commencing within 60 days after retirement or termination of employment, the Company shall pay you, for 120 months, an amount equal to the amount then outstanding in the deferred compensation account divided by the number of payments remaining to be made. The account shall be reduced by the amount of any payments and shall continue to be credited with interest annually on the amount outstanding in the account. Such payments may be accelerated at the option of the Company; you may elect to receive payments over a period of less than 120 months (including a lump sum), provided that your election is made prior to the beginning of the year before the year of your retirement or termination of employment. In the event of your death the Company shall make payments to the beneficiary or beneficiaries designated by you in writing to the Company or to your estate in the absence of such designation or if no designated beneficiary should survive you. Such payments to your beneficiary (or beneficiaries) or estate, as the case may be, shall be made in the same manner as specified above, except that such payments shall commence within one month of your death. In the event of the death of the last designated beneficiary prior to the completion of all payments, the balance credited to the deferred compensation account shall be made to the estate of the last surviving beneficiary. You understand and agree, and the Company agrees, that the deferred compensation account is solely a bookkeeping account, does not represent a segregated amount of money for your benefit, and that you shall not have by virtue of this Agreement a security interest in the foregoing account or in any assets or funds of the Company.

(c)      Benefit Plans.
         -------------

         You also shall be entitled to participate in all life and health insurance plans, pension plans and other plans, benefits or bonus arrangements provided by the Company from time to time during your term of employment under this Agreement and made available by the Company to its executives generally, if and to the extent that you are eligible to participate in accordance with the provisions of any such plan or for such benefits. Specifically, you shall be entitled to participate in the Company's stock option plans and shall continue to be entitled to participate in the Company's pension and disability plans and be provided with split-dollar life insurance coverage and reimbursement of club memberships and automobile expenses as under present practices, with initial coverage of $1.0 million. In no event shall the benefits provided you be less, in the aggregate, than those provided you under present plans and practices. Life and health insurance benefits and split-dollar life insurance coverage shall continue for your and your wife during the terms of your lives. In addition, the Company shall reimburse you for your reasonable personal legal and accounting expenses related to your estate and tax planning and to preparing and filing your tax returns.

5.       Early Termination of the Term of Employment.
         -------------------------------------------

(a)      Early Termination Other Than for Just Cause.
         -------------------------------------------

         If at any time during your term of employment under this Agreement, the Board of Directors of the Company shall fail to reelect you as the President and Chief Operating Officer of the Company, shall remove you from such office, shall substantially reduce your duties and responsibilities or shall terminate your employment under this Agreement, in each case other than for "just cause" as such term is defined in paragraph (c) of this Section 5, such event shall be deemed an early termination other than for just cause. After an early termination other than for just cause, you shall have no obligations under this Agreement (other than your obligations under Sections 8 and 9 of this Agreement), you shall have no obligation to seek other employment in mitigation of damages in respect of any period following the date of such early termination and you shall be entitled to receive from the Company an immediate lump sum payment equal to the result of multiplying (i) the greater of (A) three or (B) the number of years and fractions thereof (rounded to the nearest month) then remaining in the term of employment by (ii) the sum of (A) your base annual salary to which you are then entitled and (B) an amount equal to the average of the bonuses, deferred compensation and incentive compensation earned by you in each of the Company's three fiscal years prior to the date of your early termination. If such lump sum payment is not made in full within ten days of such early termination other than for just cause, the Company shall also pay you interest on the amount of the remaining payment at the prime rate of The Chase Manhattan Bank, in effect from time to time.

         In addition, in the event of your early termination other than for just cause, you shall be entitled to continued coverage under the benefit plans of the Company specified in paragraph (c) of Section 4 of this Agreement as if such early termination had not occurred, for a period equal to the greater of (x) three years from the date of such early termination or (y) the remainder of the term of employment. You shall also be entitled to receive payment of the deferred compensation account as specified in paragraph (b) of Section 4 of this Agreement, and you or your beneficiary or your estate shall be entitled to receive from the Company all payments and benefits required pursuant to the provisions of Section 6 of this Agreement, as if such early termination had not occurred.

(b)      Early Termination for Just Cause.
         --------------------------------

         If at any time during your term of employment under this Agreement, the Board of Directors of the Company shall fail to reelect you as the Chief Operating Officer of the Company, shall remove you from such office, shall substantially reduce your duties and responsibilities or shall terminate your employment under this Agreement, in the case for "just cause" as such term is defined in paragraph (c) of this Section 5, subject to the provisions of Section 6 for additional payments and benefits in the event of your death or permanent disability (as such term is defined in Section 6), the Company shall only be obligated to pay you (i) your then base salary and to provide continued coverage under the benefit plans of the Company specified in paragraph (c) of Section 4 of this Agreement through the end of the month during which such early termination occurs, and (ii) the deferred compensation account as specified in paragraph (b) of Section 4 of this Agreement, plus an additional amount of deferred compensation equal to a pro rata amount of such deferred compensation under paragraph (b) of Section 4 for the year of your termination.

         (c)      Definition of Just Cause.
                  ------------------------

         "Just cause" under this Agreement shall mean a breach by you of your obligations under this Agreement, willful misconduct, dishonesty, conviction of a crime (other than traffic or other similar violations or minor misdemeanors), intoxication on the job or excessive absenteeism not related to illness.

6.       Death or Disability.
         -------------------

         If before the expiration date of your term of employment under this Agreement you shall die, or become permanently disabled, the Company shall be obligated to pay (in the case of death) to your beneficiary in writing or to your estate in the absence or lapse of such designation, or (in the case of such disability) to you or your representative, 100% of your annual base salary to which you are then entitled to the end of such term of employment. In addition, in the event of such disability, you shall continue to fully participate in all benefit plans of the Company specified in paragraph (c) of Section 4 of this Agreement to the expiration date of such term of employment, and in the case of life and health insurance benefits and split-dollar life insurance coverage, the benefits will continue for you and your wife during the terms of your lives. For purposes of this Agreement, "permanent disability" means inability to perform the services required under this Agreement due to physical or mental disability which continues for 180 consecutive days. Evidence of such disability shall be certified by a physician acceptable to both the Company and you.

7.       Non-competition.
         ---------------

         It is agreed that during your term of employment under this Agreement and for a period of two years thereafter you will not, without the prior written approval of the Board of Directors of the Company, become an officer, employee, agent, limited or general partner, director, member or shareholder of any business enterprise in competition with the Company or any subsidiary of the Company, as the business of the Company or any such subsidiary may be constituted during such term of employment, or at the expiration of such term or period. Notwithstanding the preceding sentence, you shall not be prohibited from owning less than five (5%) percent of the outstanding equity of any publicly traded business enterprise.

8.       Non-disclosure.
         --------------

         You shall not, at any time during or following your term of employment under this Agreement, disclose or use, except in the course of your employment or consultation arrangements with the Company in the pursuit of the business or interests of the Company or any of its subsidiaries or affiliates, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates, whether such information or proprietary data is in your memory or memorialized in writing or other physical terms.

9.       Conflicts.
         ---------

         Any paragraph, sentence, phrase or other provision of this Agreement which is in conflict with any applicable statute, rule or other law shall be deemed, if possible, to be modified or altered to conform thereto or, if not possible, to be omitted herefrom. The invalidity of any portion of this Agreement shall not affect the force and effect of the remaining valid portions hereof. Section and paragraph headings are included in this Agreement for convenience only and are not intended to affect in any way the meaning or interpretation of this Agreement.

10.      Beneficiaries.
         -------------

         Wherever this Agreement provides for the written designation of a beneficiary or beneficiaries by yourself, you shall have the right to revoke such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect.

11.      Governing Law.
         -------------

         This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York.

12.      Miscellaneous.
         -------------

         This Agreement constitutes the entire understanding between you and the Company relating to your employment with the Company and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, other than with respect to the deferred compensation account under
Section 4(b). This Agreement shall be binding upon, and shall inure to the benefit of you and the Company, your heirs, executors and administrators and the Company's successors.

         If the foregoing correctly sets forth the understanding between you and the Company, please execute and return the enclosed copy of this letter.

                                       CONMED CORPORATION



                                       By:      /s/Daniel S. Jonas, Esq.
                                                ------------------------
                                                Daniel S. Jonas, Esq.
                                                Vice President - Legal Affairs
                                                General Counsel


Agreed and accepted as of the date first above written:


/s/Joseph J. Corasanti
---------------------
Joseph J. Corasanti